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                                                                    Exhibit 99.2





            MICHAEL A. KING AND RONALD J. CARR APPOINTED SENIOR VICE PRESIDENTS AT FRANKLIN BANK, N.A. EFFECTIVE APRIL 14, 2003

Southfield, Michigan - May 1, 2003. Franklin Bank, N. A. (NasdaqNM:FBCP), headquartered in Southfield, Michigan, today announced the hiring of Michael A. King as Senior Vice President of Retail Banking. Mr. King has been named as the new Senior Vice President of Retail Banking of Franklin Bank, N. A., where he will oversee the branch network, internet banking and alternative delivery channels. Prior to joining Franklin, Mr. King spent eleven years with Michigan National Bank, serving as Global Head of Internet, Director of Alternative Banking and Retail Zone Manager, with responsibility for a fifty-branch network.

David L. Shelp, President & CEO of Franklin Bancorp, Inc., also announced the promotion of Ronald J. Carr to Senior Vice President, Director of Human Resources. Mr. Carr has over eighteen years of experience in human resources, and has been in banking for the past seven years. Mr. Carr joined Franklin Bank in January, 2001 as Vice President of Human Resources.
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FRANKLIN BANCORP APPOINTS NEW EXECUTIVE TEAM
PAGE 2 OF 2

"We are delighted to have Mike and Ron join our Executive Team. Both individuals bring strong leadership skills and innovative thinking to our Bank," said David
L. Shelp, President & CEO of Franklin Bancorp.

Franklin specializes in serving small and medium-sized business customers and their owners throughout the tri-county area of Wayne, Oakland, and Macomb counties. Franklin's executive offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy and Grosse Pointe Woods. Visit the Bank's website at http://www.franklinbank.com.

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        The matters discussed in this press release contain forward-looking statements that involve risk and uncertainties. Words or phrases "will result," "expect," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national economy and changes in economic conditions of the Bank's market area and the other risks detailed from time to time in Franklin Bancorp's SEC reports, including Franklin Bancorp's report on Form 10-K for the year ended December 31, 2002 and quarterly reports on Form 10-Q. These forward-looking statements represent Bancorp's judgment as of the date of this report. Franklin Bancorp disclaims, however, any intent to update these forward-looking statements.